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EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------
                                                             2004         2003         2002         2001         2000
                                                          ----------   ----------   ----------   ----------   ----------
Earnings:
Pre-tax income from operations before adjustment
 for minority interests in consolidated subsidiaries or
 income or loss from equity investees                     $  199,700   $  169,203   $  172,018   $  167,317   $  135,462
Fixed charges                                                 91,437       79,771       74,659       71,750       70,112
 Plus: amortization of capitalized interest                   29,447       28,040       20,940       18,443       14,233
 Plus: distributed income from equity investees                7,124        4,095        2,916        6,656        2,968
 Less: capitalized interest                                  (41,466)     (38,816)     (38,093)     (33,158)     (37,600)
                                                          ----------   ----------   ----------   ----------   ----------
Earnings available for fixed charges                      $  286,242   $  242,293   $  232,440   $  231,008   $  185,175

Fixed charges:
Interest incurred, both expensed and capitalized          $   81,790   $   71,055   $   66,345   $   63,328   $   62,100
Debt issue cost amortization in the period                     3,461        3,050        3,290        3,919        4,630
Rental expense representative of interest factor               6,186        5,666        5,024        4,503        3,382
Fixed charges                                             ----------   ----------   ----------   ----------   ----------
                                                          $   91,437   $   79,771   $   74,659   $   71,750   $   70,112

Ratio of earnings to fixed charges                              3.13         3.04         3.11         3.22         2.64
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